WISCONSIN POWER AND LIGHT COMPANY



                      EMPLOYEES' RETIREMENT SAVINGS PLAN B




            Dated:  May 21, 1984
            Revised and Restated as of July 31, 1986
            Revised as of July 1, 1987
            Revised as of September 1, 1987
            Revised and Restated as of January 1, 1988
                   (including amendments effective July 1, 1988)
            Revised and Restated as of April 1, 1988
            Revised as of October 18, 1989
            Revised as of January 1, 1990
            Revised and Restated as of January 1, 1991
            Revised as of April 3, 1992
            Revised as of September 11, 1992
            Revised as of January 19, 1994

                                TABLE OF CONTENTS

   ARTICLE                                                     PAGE
       I     Establishment of the Plan. . . . . . . . . . . . .   1
             1.1  Establishment and Purpose . . . . . . . . . .   1
             1.2  Legal Requirements  . . . . . . . . . . . . .   1

      II     Definitions. . . . . . . . . . . . . . . . . . . .   2

     III     Participation. . . . . . . . . . . . . . . . . . .  10
             3.1  Further Eligibility Requirements. . . . . . .  10
             3.2  Participation Requirements. . . . . . . . . .  11
             3.3  Duration of Participation . . . . . . . . . .  11
             3.4  Transfer Into an Eligible Employee Group. . .  11
             3.5  Transfer Out of an Eligible Employee Group. .  11
             3.6  Transfer of Accounts. . . . . . . . . . . . .  12

      IV     Deferred Cash Elections. . . . . . . . . . . . . .  13
             4.1  Election. . . . . . . . . . . . . . . . . . .  13
             4.2  Effect of Election. . . . . . . . . . . . . .  14
             4.3  Change of Deferred Cash Election. . . . . . .  15

       V     Contributions. . . . . . . . . . . . . . . . . . .  17
             5.1  Deferred Cash Contributions . . . . . . . . .  17
             5.2  Involuntary Contributions . . . . . . . . . .  17
             5.3  Conditional Acceptance of Involuntary
                  Contributions . . . . . . . . . . . . . . . .  17
             5.4  Company Matching Contributions. . . . . . . .  18
             5.5  Actual Deferral Percentage. . . . . . . . . .  19
             5.6  Required Test and Adjustment. . . . . . . . .  19
             5.7  Form of Contribution. . . . . . . . . . . . .  22
             5.8  Adjustment to Company Matching Contribution
                  Accounts. . . . . . . . . . . . . . . . . . .  22
             5.9  Applicability of Code to Required Test and
                  Adjustment. . . . . . . . . . . . . . . . . .  25
             5.10 Rollover Contribution . . . . . . . . . . . .  25

      VI     Accounts . . . . . . . . . . . . . . . . . . . . .  27
             6.1  Accounts. . . . . . . . . . . . . . . . . . .  27
             6.2  Valuation of Accounts . . . . . . . . . . . .  27
             6.3  Allocation of Contributions and Withdrawals .  28
             6.4  Allocation of Net Earnings or Losses. . . . .  28
             6.5  Allocation of Distributions . . . . . . . . .  29
             6.6  Limitation on Allocations . . . . . . . . . .  29
             6.7  Combination of Defined Contribution and
                  Defined Benefit Plans . . . . . . . . . . . .  30

     VII     Investment of Funds. . . . . . . . . . . . . . . .  32
             7.1  Investment Funds. . . . . . . . . . . . . . .  32
             7.2  Investment of Contributions . . . . . . . . .  33
             7.3  Prohibition on Investments. . . . . . . . . .  35
             7.4  Special Provisions Re:  WPL Holdings, Inc.
                  Common Stock  . . . . . . . . . . . . . . . .  36
             7.5  Loans . . . . . . . . . . . . . . . . . . . .  38

    VIII     Nonforfeiture of Benefits. . . . . . . . . . . . .  43

      IX     Distributions . . . . . . . . . . . . . . . . . .   43
             9.1  Distributions as a Result of Termination
                  Prior to Retirement . . . . . . . . . . . . .  43
             9.2  Distributions as a Result of Retirement or
                  Disability. . . . . . . . . . . . . . . . . .  44
             9.3  Form of Distribution. . . . . . . . . . . . .  45
             9.4  Special Provision for Lump Sum Distribution .  45
             9.5  Direct Transfer of Eligible Rollover
                  Distribution. . . . . . . . . . . . . . . . .  46
             9.6  Payments to Beneficiary . . . . . . . . . . .  47
             9.7  Provision Regarding Unpaid Loans  . . . . . .  47

       X     Withdrawals During Employment. . . . . . . . . . .  48
             10.1 Withdrawals . . . . . . . . . . . . . . . . .  48
             10.2 Mandatory Withdrawals . . . . . . . . . . . .  48
             10.3 Special Withdrawals . . . . . . . . . . . . .  48
             10.4 Minimum Withdrawals . . . . . . . . . . . . .  50
             10.5 Payments of Withdrawals . . . . . . . . . . .  51

      XI     Administration . . . . . . . . . . . . . . . . . .  52
             11.1 Plan Administered by Committee. . . . . . . .  52
             11.2 Indemnity for Liability . . . . . . . . . . .  54
             11.3 Appeal from Denial of Claims. . . . . . . . .  55
             11.4 Distribution to Five-Percent Owners . . . . .  56

      XII    Amendment and Termination. . . . . . . . . . . . .  56
             12.1 Amendment . . . . . . . . . . . . . . . . . .  56
             12.2 Right to Terminate Plan . . . . . . . . . . .  57

    XIII     Miscellaneous. . . . . . . . . . . . . . . . . . .  57
             13.1 Absence of Guarantee. . . . . . . . . . . . .  57
             13.2 Employment Rights . . . . . . . . . . . . . .  58
             13.3 Participant's Interest Not Transferable . . .  58
             13.4 Facility of Payment . . . . . . . . . . . . .  58
             13.5 Gender and Number . . . . . . . . . . . . . .  59
             13.6 Litigation by Participants. . . . . . . . . .  59
             13.7 Controlling Law . . . . . . . . . . . . . . .  59
             13.8 Merger or Consolidation of Plan and Trust
                  Fund. . . . . . . . . . . . . . . . . . . . .  60

                                    ARTICLE I

                            ESTABLISHMENT OF THE PLAN

             1.1 Establishment and Purpose. The Wisconsin Power and Light Company does hereby establish an employee benefit plan, to be known as the "Wisconsin Power and Light Company Employees' Retirement Savings Plan B" (hereinafter called the "Plan"), and to become effective as of the Effective Date. The purpose of the Plan is to encourage savings and to provide tax-effective compensation to Eligible Employees of the Wisconsin Power and Light Company and of companies with which Wisconsin Power and Light Company is affiliated.

             1.2 Legal Requirements. The Plan is intended to constitute a qualified cash or deferred compensation arrangement within the meaning of Sections 401(k) and 402(a)(8) of the Internal Revenue Code of 1986, as amended, (the "Code"). The Trust Agreement providing for the investment of contributions made hereunder and for the payment of benefits to Participants, is intended to constitute a qualified trust within the meanings of Sections 401 and 501(a) of the Code. Accordingly, the establishment of the Plan and Trust is conditioned upon the initial determination by the Internal Revenue Service (the "Service") that the Plan and Trust are qualified arrangements within the meaning of the aforesaid sections of the Code. In the event the Plan and Trust, or either of them, are determined by the Service not to so qualify, then the Wisconsin Power and Light Company, may at any time within one year after receiving the Notice of Denial of initial qualification from the Service, either:

             (a) amend the Plan and/or the Trust in such manner and to such extent as may be necessary to obtain the qualification; or

             (b)  terminate the Plan and Trust.

   In the event of termination, the Wisconsin Power and Light Company shall direct the Trustee to return all contributions made to the Trust, adjusted for the pro rata share of earnings, market gains or losses which accrued while such contributions were held by the Trustee, and less the Trustee's costs and expenses associated with such termination. Upon receipt of such funds from the Trustee, the Wisconsin Power and Light Company, shall return all such contributions, adjusted as aforesaid, to the Participants according to their respective interests hereunder.

                                   ARTICLE II

                                   DEFINITIONS

             As used in this Plan, the following terms shall have the meanings set forth below, unless the context clearly indicates otherwise:

             2.1  Account or Accounts is defined in paragraph 6.1.

             2.2  Actual Deferral Percentage is defined in paragraph 5.5.

             2.3 Administrator means the person or persons appointed by the Committee to perform the ministerial functions associated with the administration of the Plan.

             2.4 Affiliated Company means any corporation or other entity, the employees of which, together with the employees of the Companies, are required by Section 414(b), (c), (m) or (o) of the Internal Revenue Code to be treated as if they were employed by a single employer.

             2.5  Annual Addition is defined in paragraph 6.6.

             2.6 Beneficiary shall mean the Spouse, if then living, unless an alternative Beneficiary is designated by the Participant and such designation is consented to by the Spouse in accordance with procedures established by the Committee. In the event the Participant is not married or has no living Spouse, Beneficiary shall mean any person designated as such by the Participant on a form supplied by the Administrator to receive the benefits payable upon the death of the Participant. If no such designation is in effect at the time of the death of the Participant; or if no person is so designated with the consent of the Spouse, if so required hereby, shall survive the Participant, the Beneficiary shall be the Spouse, if then living; and if the Spouse is not living, then the surviving children in equal shares; or if the deceased Participant has no surviving Spouse or children, his estate. A Participant may at any time change a designated Beneficiary; provided, however, that no such change shall be effective unless in writing on forms provided by the Administrator and provided any such designation is consented to by the Spouse.

             2.7 Committee means the Pension and Employee Benefits Committee appointed by the Board of Directors of the Corporation, such Committee has the responsibility for the administration of the Plan as provided in
   Article XI.

             2.8 Company means collectively, unless the context indicates otherwise, the Corporation and any Affiliated Company to which the Plan has been extended by the Board of Directors of the Corporation.

             2.9 Company Matching Contributions means the contributions made to the Plan by the Company on behalf of a Participant in accordance with paragraph 5.4.

             2.10 Company Matching Contribution Account means the Account defined in paragraph 6.1(c).

             2.11 Compensation means the gross compensation of a Participant during the Plan Year, for personal services performed for the Company, including the amount of contributions made by the Company on behalf of the Participant pursuant to a salary reduction agreement under any qualified plan meeting the requirements of Section 401(k) of the Code and under any cafeteria plan under Section 125 of the Code; but excluding: worker's compensation payments for work time lost; travel allowances and reimbursements; moving expense reimbursements; disability benefits paid pursuant to the Corporation's Disability Plan B; imputed income under the Code with respect to excess life insurance contributions; income deferred by any Participant pursuant to any unqualified cash or deferred compensation arrangement maintained by the Company; and other special payments designated by the Board of Directors of the Corporation. In addition to other applicable limitations which may be set forth in the Plan and notwithstanding any other contrary provision of the Plan, compensation taken into account under the Plan shall not exceed $150,000, adjusted for changes in the cost of living as provided in section 401(a)(17) of the Internal Revenue Code, for any Plan Year commencing after December 31, 1993.

             2.12 Compensation Conversion Contributions means Deferred Cash Contributions and Involuntary Contributions as defined in paragraphs 5.1 and 5.2, respectively.

             2.13 Corporation means Wisconsin Power and Light Company or any successor or successors.

             2.14 Deferred Cash Contributions means the contributions made to the Plan by the Company for a Participant in accordance with the

   Participant's Deferred Cash Election under Article IV.

             2.15 Deferred Cash Contribution Account means the Account defined in paragraph 6.1(a).

             2.16 Disability means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, which impairment is or is anticipated to be total and permanent in the judgment of the Committee. Any Participant who receives disability benefits pursuant to the Corporation's Disability Income Plan B is presumptively disabled for purposes of this Plan.

             2.17 Disability Date is the date on which the Participant becomes disabled or the date the Participant begins to receive disability benefits pursuant to the Corporation's Disability Income Plan B, whichever date the Participant so elects.

             2.18  Effective Date means January 1, 1984.

             2.19 Eligible Employee means any Employee of the Company, who is compensated on a hourly basis for services performed and who satisfies the further eligibility requirements set forth in Article III, paragraph 3.1 hereof. The term excludes employees who are not members of the collective bargaining unit represented by Local Union Number 965 of the International Brotherhood of Electrical Workers or who are compensated on a salary basis for services performed.

             2.20 Employee means any person who is a permanent full-time or permanent part-time employee, regularly engaged in providing personal services to the Company or an Affiliated Company. A permanent part-time employee is one who renders services to the Company or an Affiliated Company on a basis equal to at least 50% of the time of a permanent full-time employee. The term "employee" does not include any temporary or limited term employees. Notwithstanding the foregoing, any permanent part-time employee, temporary employee or limited term employee who has provided personal services to the Company or an Affiliated Company for at least 1,000 "hours of service" during the preceding twelve months of employment, shall be considered as an "employee" herein, and shall continue to be such an "employee" for purposes of this Plan even though he may perform personal services to the Company or an Affiliated Company of less than 1,000 hours of service in succeeding twelve month periods of employment. For purposes of this section, "hours of service" shall mean:

             (a) each hour for which such employee is directly or indirectly paid, or entitled to payment, by the Company or an Affiliated

             Company for the performance of duties;

             (b) each hour such employee is paid by the Company or an Affiliated Company for holidays, vacation or other time not worked;

             (c) each hour such employee would have normally worked while he is on disciplinary suspension or on leave-of-absence approved by the Company or an Affiliated Company due to sickness, accident, military service, or government service during time of war, or other cause; provided however, that he returns to active employment with the Company or Affiliated Company at the expiration of such leave-of-absence, otherwise no hours of service shall be credited for such periods;

             (d) each hour such employee would have worked while he is disabled and receiving payments under the terms of the Corporation's Sick Leave Plan or Disability Income Plan B; and

             (e) each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Company or Affiliated Company, provided, however, that no more than 501 hours shall be credited for payments of back pay for a period of time during which the employee performed no duties.

   When computing hours of service, overtime hours shall be treated as straight time hours; and there shall be no duplication of credit for hours which might otherwise be creditable under more than one of the above listed categories.

             2.21 Fund or Trust Fund means the Trust Fund established pursuant to a Trust Agreement, for purposes of receiving and investing contributions made pursuant to this Plan and for the purpose of paying distributions hereunder. Any such Trust shall be qualified under
   Section 501(a) of the Code.

             2.22 Highly Compensated Employee means for any Plan Year a highly compensated employee for such Plan Year as defined in Section 414(q) of the Code.

             2.23 Investment Funds means those funds defined in paragraph 7.1 hereof.

             2.24 Involuntary Contributions means a Participant's contributions as determined under paragraph 5.2 hereof.

             2.25  Limitation Year shall mean the Plan year.

             2.26 Involuntary Contribution Account means the account defined in paragraph 6.1(b) hereof.

             2.27 Participant means an Employee who is Eligible and who has elected to make a Deferred Cash Election pursuant to paragraph 4.1 hereof.

             2.28 Plan means the "Wisconsin Power and Light Company Employees' Retirement Savings Plan B" as set forth in this document, and as amended from time to time.

             2.29  Plan Quarter means a three-month calendar period.

             2.30 Plan Year means a calendar year which begins on January 1 and ends on December 31.

             2.31 Required Test and Adjustment means the test and adjustment as defined in paragraph 5.6 hereof.

             2.32 Retirement means the termination of employment with the Company and Affiliated Companies by reason of retirement.

             2.33 Retirement Date means the date on which a Participant receives retirement benefits pursuant to the Corporation's Retirement Plan B or other applicable qualified retirement plan.

             The Corporation's Retirement Plan B defines Retirement Date as meaning a Normal, Early or Postponed Retirement Date, which in turn are defined as follows:

             (a) Normal Retirement Date. The Normal Retirement Date of a Member is the first day of the month coincident with or next following his 65th birthday.

             (b) Early Retirement Date. The Early Retirement Date of a Member is the first day of any month which;

              (1) Follows his 55th birthday and precedes his Normal Retirement Date; and

              (2) Is coincident with the date he retires; provided, however, that for a Member who was employed by the Company prior to January 1, 1967, and who received credited service attributable to employment for the period prior to January 1, 1967, the Early Retirement Date shall be the first day of any month within 15 years preceding his Normal Retirement Date on which such Member retires with written notice to the Company.

             (c) Postponed Retirement Date. A Member's Postponed Retirement Date shall be the first day of any month after his Normal Retirement Date upon which the Member retires.

             2.34 Rollover Contributions means a Participant's contributions as determined under paragraph 5.11 hereof.

             2.35 Rollover Contribution Account means the account defined in paragraph 6.1(d) hereof.

             2.36 Spouse means the person who is legally married to the Participant as of any date of reference.

             2.37 Termination Date means the date on which the Participant ceases to be an Employee, for any reason other than by reason of Retirement or Disability.

             2.38 Trust Agreement means any written agreement establishing a trust for purposes of receiving, holding, investing, and disposing of the Trust Fund.

             2.39 Trustee means the person acting as Trustee under any Trust Agreement.

             2.40 Valuation Date means the Date that accounts are valued (end of each calendar month).

                                   ARTICLE III

                                  PARTICIPATION

             3.1 Further Eligibility Requirements. An Eligible Employee shall become entitled to participate in the Plan, effective as of the March 1, June 1, September 1, or December 1 (whichever is applicable) following his date of employment by the Company; provided that prior to that date, he has attained his eighteenth (18th) birthday.

             3.2 Participation Requirements. To become a Participant in the Plan, an Eligible Employee must either:

             (a) affirmatively make a Deferred Cash Election under paragraph
             4.1 hereof, or

             (b) elect to make a Rollover Contribution under paragraph 5.11 hereof.

             3.3 Duration of Participation. An Eligible Employee who has become a Participant shall continue to be a Participant in the Plan, until the first Valuation Date, on which no balance remains in any of his Accounts.

             3.4 Transfer Into An Eligible Employee Group. An Employee who would become an Eligible Employee as a result of a promotion or job transfer within the Company or Affiliated Companies, shall be considered to be an Eligible Employee, entitled to participate in the Plan immediately following the date of such promotion or job transfer; provided the requirements of paragraphs 3.1 and 3.2 are satisfied.

             3.5 Transfer Out of an Eligible Employee Group. An Eligible Employee who subsequently transfers to employment within the Company or Affiliated Companies so that he is no longer an Eligible Employee, shall no longer be entitled to make Deferred Cash Elections pursuant to
   Article IV hereof, effective as of the date of transfer. Any Deferred Cash Election in effect at the time of such a Participant's transfer shall terminate as of the transfer date. Notwithstanding such a transfer and termination of election, the said Employee shall continue to participate in the Plan as to contributions previously made, as described in paragraph 3.6.

             3.6 Transfer of Accounts. Notwithstanding the provisions of Sections 3.4 and 3.5, the following provisions shall apply as to the transfer of Participants' Accounts between this Plan and the Wisconsin Power and Light Company Employees' Retirement Savings Plan A (the "Other Plan"). With respect to any Employee who becomes an Eligible Employee for purposes of this Plan, as a result of a promotion or job transfer within the Company or Affiliated Companies and who previously participated in the Other Plan, the Accounts of such Employee in the Other Plan shall be transferred to this Plan, effective as of the Valuation Date next following such job transfer or promotion. With respect to any Participant in this Plan who transfers to employment within the Company or Affiliated Companies so that he is no longer an Eligible Employee for purposes of this Plan, but is an Eligible Employee for purposes of the Other Plan, the Accounts of such Participant shall be transferred to the Other Plan, effective as of the Valuation Date next following such job transfer, and such Participant shall be entitled to participate in the Other Plan subject to the terms thereof.


                                   ARTICLE IV

                             DEFERRED CASH ELECTIONS

             4.1 Election. An Eligible Employee may make a Deferred Cash Election in an amount from 0% of his Compensation, up to a maximum percent specified by the Committee, in any multiple of 1%. Deferred Cash Elections must be in writing on forms provided by the Plan Administrator and filed with the Plan Administrator at such time as the Committee determines; provided the same is filed prior to March 1, June 1, September 1, or December 1 of the Plan Year to which the election relates. The Committee may limit or reduce the Deferred Cash Election of Highly Compensated Employees, as provided for in paragraph 5.6 hereof. A Deferred Cash Election for any Plan Year may only be changed pursuant to paragraph 4.3 hereof.

             Notwithstanding the foregoing provisions of this paragraph 4.1, the maximum amount that a Participant may elect to have contributed for any Plan Year pursuant to a Deferred Cash Election shall not exceed $8,475.00 in 1991 and as adjusted for increases in the cost of living in accordance with Section 402(g)(5) of the Code for any Plan Year Commencing after December 31, 1991 reduced by the amount of any contributions made by the Company for such Plan Year on behalf of the Participant pursuant to a salary reduction agreement under any other qualified plan under Section 401(k) of the Code maintained by the Company. In the event such limitation is exceeded for a Plan Year, then, notwithstanding any other provision of the Plan or law, such excess, to the extent it has been contributed to the Plan, plus any income and minus any loss allocable thereto, shall be distributed to the Participant not later than April 15 next following the end of such Plan Year. Excess contributions to be distributed from a Deferred Cash Contribution Account, plus any income and minus any loss allocable thereto, shall be distributed from the Investment Funds in which such Account is invested at the time of distribution pro rata in accordance with the balance of the Account in each of the Investment Funds as of the Valuation Date next preceding the date of distribution but adjusted for any later loan made from the Account, except that no amount shall be distributed from the Account invested in the Participant Loan Fund until the balance in the other Investment Funds has been distributed. For purposes of this paragraph, the income or loss allocable to the excess contributions to be distributed from a Deferred Cash Contribution Account for a Plan Year shall be determined by multiplying the total income or loss of the Account for such Plan Year by a fraction, the numerator of which is the excess contributions to be distributed from such account for such Plan Year and the denominator of which is the balance in such Account as of the end of such Plan Year.

             4.2 Effect of Election. An Eligible Employee who has a Deferred Cash Election in effect for any Plan Year is a Participant in the Plan, and will have the elected portion of his Compensation deferred in order to have it contributed to the Plan by the Company on behalf of the Participant as a Deferred Cash Contribution. A Deferred Cash Election shall become effective as of the first pay period, commencing on or after March 1, June 1, September 1, or December 1 (whichever is applicable), of each Plan Year. Once effective, a Deferred Cash Election shall remain in effect until the earliest of the following events to occur:

             (a)The March 1, June 1, September 1, or December 1 immediately following receipt by the Company of a written notice from the Participant terminating his Deferred Cash Election;

             (b)The Participant's termination of employment by reason of death, retirement, or any voluntary or involuntary severance of employment;

             (c)The Disability Date of the Participant;

             (d)The Participant's transfer of employment such that he is no longer an Eligible Employee;

             (e)The application of the adjustment defined in paragraph 5.6 or the limitation provided in paragraph 4.1; or

             (f)The Participant's change of his Deferred Cash

             Election pursuant to paragraph 4.3 hereof.

             (g)The Participant receives a special withdrawal on account of financial hardship in accordance with paragraph 10.3.

             4.3Change of Deferred Cash Election. A Participant may further elect to either reduce or increase the amount of his Deferred Cash Election then in effect, as provided for herein. Any such reduction or increase shall be subject to the maximum and minimum percentages established in paragraph 4.1 hereof. Such Participant must notify the Plan Administrator of such change on enrollment forms provided by the Plan Administrator at such time as the Committee determines; provided the same are filed prior to the effective date of such change. Such change shall become effective as of March 1, June 1, September 1, or December 1 as provided for in paragraph 4.2. The Committee, upon application by a Participant, may in its sole discretion authorize a reduction in a Participant's Deferred Cash Election from the rate then in effect to zero (0%) to alleviate a hardship; provided that such Participant has submitted, in writing, an application requesting such reduction and describing such hardship. The Committee may request the applicant to provide satisfactory evidence to support such application. Examples of acceptable hardships include but are not limited to:

             (a)A change from active employee status to permanent disability;

             (b)A severe financial hardship such as loss of family income or major illness.

             In determining whether or not such a reduction should be authorized, the Committee shall determine if the reduction is necessary in light of immediate and necessary financial needs of the Participant.


                                    ARTICLE V

                                  CONTRIBUTIONS

             5.1 Deferred Cash Contributions. The Company shall periodically make Deferred Cash Contributions to this Plan, equal to the amounts elected by Participants in accordance with Section 4.1 hereof.
   The Company shall periodically forward all Deferred Cash Contributions to the Trustee; provided all such contributions are so forwarded no later than thirty (30) days after the end of each Plan Year. Company contributions made pursuant to this Section 5.1 shall be made only out of current or accumulated earnings and profits. For the purpose of this Plan, current or accumulated earnings or profits shall mean the net income or profits determined from the Company's books of account in accordance with generally accepted accounting principles.

             5.2 Involuntary Contributions. The amount by which Deferred Cash Contributions elected by a Participant must be reduced in order to satisfy the Required Test and Adjustment as defined in paragraph 5.6 or the limitations of paragraphs 6.6 or 6.7, shall be considered as an
   Involuntary Contribution made on behalf of such a Participant.   No
   supplemental contributions other than Rollover Contributions under paragraph 5.11 shall be made by any Participant.

             5.3 Conditional Acceptance of Involuntary Contributions. Involuntary Contributions shall be accepted conditionally. In the event any limitation set forth in paragraphs 5.6, 6.6, or 6.7 is applicable, such Involuntary Contributions shall be deemed to have been made by mutual mistake of fact. Where Involuntary Contributions under paragraph 5.6 are involved, such Involuntary Contributions shall be returned to the Participant as provided in paragraph 5.6. As soon as practicable, the Committee shall cause such amounts as may be allocated to a Participant's Involuntary Contribution Account as the result of any limitation set forth in paragraph 6.6 or 6.7, to be returned to said Participant pursuant to paragraph 10.2 hereof.

             5.4 Company Matching Contributions. Subject to the provisions of paragraphs 5.8 and 5.9, the Company shall make for each pay period commencing on or after January 1, 1994 Company Matching Contributions for each of its Participants in an amount equal to 25% of the Deferred Cash Contributions made on behalf of such Participant under paragraph 5.1 for such pay period; provided, however, that in no event shall Company Matching Contributions be made for any pay period on behalf of a Participant in excess of 25% of 6% of the Participant's Compensation for such pay period. The Company shall periodically forward all Company Matching Contributions to the Trustee; provided that all Company Matching Contributions in respect of a pay period are so forwarded no later than the time for filing (including extensions thereof) the Company's Federal income tax return for the tax year in which such pay period occurs. Company Matching Contributions shall be made only out of current profits or accumulated earnings.

             5.5 Actual Deferral Percentage. The Actual Deferral Percentage for a specified group of Eligible Employees (as hereinafter described) for a Plan Year shall be the average of 100 times the result (calculated separately for each Eligible Employee in such group) obtained by dividing the amount of Deferred Cash Contributions actually paid to the Plan for each such Eligible Employee for such Plan Year by the Eligible Employee's Compensation for the portion of such Plan Year for which Deferred Cash Contributions were made or could have been made for such Eligible Employee. For the purposes of this paragraph and the second paragraph of paragraph 5.8, the term "compensation" means compensation for services performed for the Company that is currently includable in the Eligible Employee's gross income and, if elected by the Company, any amounts contributed by the Company pursuant to a salary reduction agreement and which is not includable in the gross income of the Eligible Employee under either Section 125 or 402(a)(8) of the Code. As soon as practicable after the end of the Plan Year, the Committee shall calculate the Actual Deferral Percentages for the Plan Year for the group of Eligible Employees who are Highly Compensated Employees for the Plan Year and for the group of Eligible Employees who are not Highly Compensated Employees for the Plan Year.

             5.6 Required Test and Adjustment. Notwithstanding the provisions of paragraphs 4.1 and 5.1, if the Actual Deferral Percentage for the Eligible Employees who are Highly Compensated Employees for any Plan Year exceeds, or in the judgment of the Committee is likely to exceed, the greater of (a) or (b) as follows:

             (a) The Actual Deferral Percentage for the Eligible Employees who are not Highly Compensated Employees for the Plan Year, multiplied by 1.25, or

             (b) The Actual Deferral Percentage for the Eligible Employees who are not Highly Compensated Employees for the Plan Year, multiplied by 2; provided, however, that the Actual Deferral Percentage for the Eligible Employees who are Highly Compensated Employees for the Plan Year may not exceed the Actual Deferral Percentage for the Eligible Employees who are not Highly Compensated Employees by more than two percentage points;

   then amounts contributed, or to be contributed, to the Deferred Cash Contribution Accounts on behalf of Participants who are Highly Compensated Employees for such Plan Year shall be reduced at such time and in such manner as the committee shall determine under rules and regulations uniformly applied and consistent with the following provisions of this paragraph so that the Actual Deferral Percentage for the Eligible Employees who are Highly Compensated Employees for such Plan Year does not exceed the greater of (a) or (b) above. If during the Plan Year a Participant who is a Highly Compensated Employee for such Plan Year also participated in any other plan of the Company which includes a cash or deferred arrangement qualifying under Section 401(k) of the Code, his compensation and contributions made pursuant to the cash or deferred arrangement under such other plan shall be taken into account for purposes of applying the tests under (a) or (b) above. In order to accomplish the foregoing, the Committee, in its discretion, may reduce Deferred Cash Contributions previously made, or adjust the amount of Deferred Cash Elections authorized pursuant to the provisions of paragraph 4.1 for such period as may be required and shall do so by making such reductions or adjustments in the amounts contributed, or to be contributed, to the Deferred Cash Contributions Accounts on behalf of Participants who are Highly Compensated Employees for such Plan Year in the order of the Deferred Cash Elections authorized by Participants who are Highly Compensated Employees beginning with the highest of such percentages. The amount by which Deferred Cash Contributions previously made on behalf of a Participant for a Plan Year is reduced shall be considered to be Involuntary Contribution and such amount, plus any income and minus any loss allocable thereto, shall be paid, notwithstanding any other provision of the Plan or law, to the Participant not later than two and one-half months after the end of such Plan Year. Such distribution shall be made from the Investment Funds in which the Participant's Deferred Cash Contribution Account is invested at the time of distribution pro rata in accordance with the balance of such Account in each of the Investment Funds as the Valuation Date next preceding the date of distribution but adjusted for any later loan made from the Account, except that no amount shall be distributed from the Account invested in the Participant Loan Fund until the balance in the other Investment Funds has been distributed. For purposes of this paragraph, the income or loss allocable to such contributions to be distributed from a particular Deferred Cash Contribution Account for a Plan Year shall be determined by multiplying the total income or loss of the Account for such Plan Year by a fraction, the numerator of which is the amount of contributions to be distributed from such Account for such Plan Year and the denominator of which is the balance in such Account as of the end of the Plan Year.

             5.7 Form of Contributions. All Participant Contribu-tions and Company Matching Contributions shall be made in cash.

             5.8 Adjustment to Company Matching Contribution Accounts. Notwithstanding the provisions of paragraph 5.4, if the Average Contribution Percentage for the Eligible Employees who are Highly Compensated Employees for any Plan year exceeds, or in the judgment of the Committee is likely to exceed, the greater of (a) or (b) as follows:

             (a) The Average Contribution Percentage for the Eligible Employees who are not Highly Compensated Employees for the Plan Year, multiplied by 1.25, or

             (b) The Average Contribution Percentage for the Eligible Employees who are not Highly Compensated Employees for the Plan Year, multiplied by 2; provided, however, that the Average Contribution Percentage for the Eligible Employees who are Highly Compensated Employees for the Plan Year may not exceed the Average Contribution Percentage for the Eligible Employees who are not Highly Compensated Employees by more than two percentage points; and provided further that the provisions of this subparagraph (b) shall be inapplicable to the extent prescribed by Treasury regulations to prevent the multiple use of this alternative limitation.

             The amounts contributed, or to be contributed, to the Company Matching Contribution Accounts on behalf of Partici-pants who are Highly Compensated Employees for such Plan Year shall be reduced at such time and in such manner as the Committee shall determine under rules and regulations uniformly applied and consistent with the following provision of this paragraph so that the Average

             Contribution Percentage for the Eligible Employees who are Highly Compensated Employees for such Plan Year does not exceed the greater of (a) or (b) above. If during the Plan year a Participant who is a Highly Compensated Employee for such Plan Year also participated in any other plan of the Company to which employer matching contributions or employee contributions required to be taken into account hereunder are made, his compensation and such contributions made under such other plan shall be taken into account for purposes of applying the tests under (a) or (b) above. In order to accomplish the foregoing, the Committee, in its discretion, may reduce Company Matching Contributions previously made, or adjust the amount of such contributions to be made pursuant to the provisions of paragraph 5.4, for such period as may be required and shall do so by making such reductions or adjustments in the amounts contributed, or to be contributed to Company Matching Contribution Accounts on behalf of Participants who are Highly Compensated Employees for such Plan Year in the order of the contribution percentage (determined in accordance with the last paragraph of this paragraph 5.8) of such Participants beginning with the highest of such percentages. The amount by which contributions previously made to a Participant's Company Matching Contribution Account for a Plan Year are so reduced, plus any income and minus any loss allocable thereto, shall be paid, notwithstanding any other provision of the Plan or law, to the Participant not later than two and one-half months after the end of such Plan Year. In addition, if reductions in a Participant's Deferred Cash Contributions are made pursuant to paragraph 5.6, the Committee shall reduce Company Matching Contributions previously made with respect to any such contributions pursuant to the provisions of paragraph 5.4 and such amount, plus any income and minus any loss allocable thereto, shall be paid to the Participant not later than two and one-half months after the end of such Plan Year. Such reductions in contributions from the Participant's Company Matching Contribution Account, plus any income and minus any loss allocable thereto, shall be made from the Company Common Stock Fund. For purposes of this paragraph, the income or loss allocable to contributions for a Plan Year shall be determined by multiplying the total income or loss of the Company Matching Contribution Account for such Plan Year by a fraction, the numerator of which is the amount by which contributions to such Account are to be reduced for such Plan Year and the denominator of which is the balance in such Account as of the end of such Plan Year.

            For purposes of this paragraph 5.8, "Average Contribution Percentage" for a specified group of Eligible Employees for a Plan Year shall be the average of 100 times the result (calculated separately for each Eligible Employee in such group) obtained by dividing the amount actually contributed to the Account of each such Eligible Employee under paragraph 5.4 for such Plan Year by the Eligible Employees' compensation for the portion of such Plan Year for which Company Matching Contributions were made or could have been made for such Eligible Employee.

            5.9 Applicability of Code to Required Test and Adjustment. Notwithstanding any contrary provisions contained in Sections 4.1, 5.5 and
   5.6 hereof, the determination of the Actual Deferral Percentage and Actual Contribution percentage and the application of the Required Test and Adjustment shall not be made unless required by applicable provisions of the Code, as amended form time to time.

             5.10 Rollover Contributions. An Eligible Employee may elect to rollover into the Plan (a "Rollover Contribution") part or all of any distribution received by him which is either a "qualified total distribution" as defined in Section 402(a)(5) (E)(i) of the Code, or a distribution meeting the requirements of Section 408(d)(3)(A)(ii) of the Code that is attributable to a qualified total distribution. In addition, a rollover may be made from a "conduit" Individual Retirement Account
   (IRA). A "conduit" IRA holds money previously distributed from a qualified plan. In order to qualify for a rollover, the IRA must hold no assets other than the amounts previously distributed to such Eligible Employee from prior qualified plans. However, such a Rollover Contribution will be allowed only if each of the following conditions is also met:

        (a) The Rollover Contribution is made within 60 days of the date that the Participant received the final distribution from the former employer or "conduit" IRA, as the case may be;

        (b) The Rollover Contribution is not in excess of the cash and property received in such distribution, less any part thereof attributable to employee contributions to such plan; and

        (c) The Rollover Contribution is in the form of cash only.

                                   ARTICLE VI

                                    ACCOUNTS

            6.1 Accounts. The following Accounts shall be maintained for each Participant:

                  (a) Deferred Cash Contribution Account - an account reflecting the Participant's interest in the Plan, arising from Deferred Cash Contributions made under paragraph 5.1, as a result of the Participant's Deferred Cash Election made under paragraph 4.1.

                  (b) involuntary Contribution Account - an account reflecting the Participant's interest in the Plan, arising from Involuntary Contributions as described in paragraphs 5.2.

                  (c) Company Matching Contribution Account - an account reflecting the Participant's interest in the Plan, arising from Company Matching Contributions made under paragraph 5.4.

                  (d) Rollover Contribution Account - an account reflecting the Participant's interest in the Plan, arising from Rollover Contributions made under paragraph 5.11.

            6.2 Valuation of Accounts. As of the end of each calendar month (or more frequently if the Committee so determines) the Account(s) of each Participant shall be valued, subject to the adjustments described in paragraphs 6.3 and 6.4 hereof. As of each Valuation Date, the value of each Account shall be adjusted in accordance with paragraphs 6.3, 6.4 and
   6.5. As soon as practicable after the end of each Plan Quarter, the Trustee shall cause to be delivered to the Participant, a statement summarizing the activity in the Participant's Account during the previous quarter and showing the value of investment in the Account, broken down by Investment Fund(s).

            6.3 Allocation of Contributions and Withdrawals. As of each pay period, Compensation Conversion Contributions and Company Matching Contributions made by the Company on behalf of each Participant pursuant to Article V, during the pay period then ending, shall be added to the proper Account of each such Participant. All distributions pursuant to paragraphs 4.1, 5.6, and 5.8 and withdrawals made by Participants during the pay period then ending, shall be deducted from the proper Account of each such Participant as of that date.

            6.4 Allocation of Net Earnings or Losses. As of each Valuation Date, there shall be determined the net earnings or losses of each of the Investment Funds, other than the Participant Loan Fund, described in paragraph 7.1, adjusted for any costs or expenses payable from the Trust Fund pursuant to the Trust Agreement. Such net earnings or losses determined as of the Valuation Date, shall be allocated as of that date to the Account(s) of all Participants in the proportion that each Account balance invested in such Investment Fund as of the preceding Valuation Date, adjusted for any withdrawals and distributions described in paragraph 6.3, Participant loans made from such Investment Fund described in paragraph 7.5, transfers to the Investment Fund, transfers from other Investment Funds, Rollover Contributions as described in paragraph 5.11 made to such Investment Fund, and one-half of the Compensation Conversion Contributions, Company Matching Contributions and interest and loan repayments on Participant loans made since the last Valuation Date and invested in such Investment Fund, bears to the total of all such Account balances in each Investment Fund so adjusted.

            6.5 Allocation of Distributions. As of each Valuation Date, after the allocations under paragraphs 6.3 and 6.4 have been made, any distributions to be made to a Participant under Article IX shall be deducted from the proper Accounts of the Participant.

            6.6 Limitations on Allocations. For the purpose of this paragraph, "Annual Addition" means the sum for any year of: 1) Company contributions, if any; 2) the amount of the employee contributions, if any; and 3) forfeitures, if any. There shall not be allocated to the Account(s) of any Participant for any Plan Year, an amount which would cause his Annual Addition to exceed the lesser of:

        (a) $30,000 (or, if greater, 25% of the defined benefit dollar limitation in effect and under Section 415(b)(1)(A) of the Code for the Plan Year), or

        (b) 25% of the Participant's total taxable compensation for the Plan Year as reported on Form W2 for that year, total compensation being limited to $150,000. The $150,000 limit specified in the preceding sentence shall be adjusted at the same time and in such manner as permitted under Code Section 401(a)(17).

   To the extent the Annual Addition of a Participant exceeds either of the foregoing limitations, the Committee shall, to the extent necessary to eliminate such excess, direct the Trustee to allocate all or a portion of the Participant's Deferred Cash Contributions to such Participant's Involuntary Contribution Account and then to the extent necessary, Company Matching Contributions shall be held unallocated in a suspense account for the Limitation Year and used to reduce Company Matching Contributions for all Participants for the next Limitation Year (and succeeding Limitation Years, as necessary). For purposes of this limitation, all defined benefit plans of the Company and Affiliated Companies, whether or not terminated, are to be treated as one defined benefit plan and all defined contribution plans of the Company and Affiliated Companies, whether or not terminated, are to be treated as one defined contribution plan.

             6.7 Combination of Defined Contribution and Defined Benefit Plans. If at any time a Participant in this Plan participates in a combination of one or more defined benefit plans maintained by the Company and Affiliated Companies and one or more defined contribution plans maintained by the Company and Affiliated Companies, the sum of the defined benefit plan fraction and the defined contribution plan fraction for any Plan Year may not exceed 1.0. The defined benefit plan fraction for any Plan Year is a fraction, the numerator of which is the Participant's projected annual benefit under the Plan determined as of the close of the Plan Year, and the denominator is the lesser of:

                  (a) The maximum dollar limit for the Plan Year times 1.25 (or if greater, the Participant~s current accrued benefit under such plan as of December 31, 1986), or

                  (b) The percentage-of-compensation limit for such Plan Year times 1.4.

   The defined contribution plan fraction for any Plan Year is a fraction, the numerator of which is the sum of the Annual Additions to the Participant's accounts for the Plan Year and all prior Plan Years (except that employee contributions made for any Plan Year prior to 1988 that were not treated as an Annual Addition for such year shall not be treated as an Annual Addition hereunder for any year after 1987) and the denominator of which is the sum of the lesser of the following amounts determined for such year and for each prior year of service with the Company and Affiliated Companies:

                  (c) The product of 1.25 multiplied by the dollar limitation in effect for such year (determined without regard to Section 415(c)(6) of the Code); or

                  (d)  The product of 1.4 multiplied by the
             percentage-of-compensation limitation with respect to such Participant under the Plan for such year.

   The numerator of the defined contribution plan fraction shall be adjusted, where applicable, as prescribed by the Internal Revenue Service. For purposes of this limitation, all qualified defined benefit plans of the Company and Affiliated Companies, whether or not terminated, are to be treated as one qualified defined benefit plan and all qualified defined contribution plans of the Company and Affiliated Companies, whether or not terminated, are to be treated as one qualified defined contribution plan. The extent to which Annual Additions under this Plan shall be reduced, as compared with the extent to which annual benefits under any defined benefit plans or any other defined contribution plans shall be reduced in order to achieve compliance with the limitations of Section 415 of the Internal Revenue Code, shall be determined by the Committee in such manner as to maximize the aggregate benefits payable to such Participant from all such plans. If such reduction is under this Plan, the Committee shall advise affected Participants of any additional limitations on their Annual Additions required by this paragraph.

                                   ARTICLE VII

                               INVESTMENT OF FUNDS

            7.1 Investment Funds. Contributions made under this Plan shall be deposited in the Trust Fund for purposes of investment. The Trust Fund may consist of three or more Investment Funds. Investment Funds are not separate trust funds; but are funds reflecting various types of investments that the Trustee may from time to time establish upon direction of the Committee. The Investment Funds may consist of an Equity Fund, a Fixed Income Fund, a Money Market Fund, a Company Common Stock Fund, and such other investment funds as shall be designated from time to time. Each Participant's share in the Trust Fund shall consist of an undivided interest in the respective assets allocated to one or more of such Investment Funds; subject however to paragraph 7.2 hereof. Except as otherwise provided, each Participant's share in each such Investment Fund as of any Valuation Date shall be that proportion of such Investment Fund that his Accounts in such Investment Fund as of such date bear to the total Accounts of all Participants in such Investment Fund as of the Valuation Date that such share is being determined. Amounts loaned to a Participant as provided in paragraph 7.5 shall be recorded in and considered a segregated investment by such Participant in a fund designated as the Participant Loan Fund.

            7.2 Investment of Contributions. (a) Company Matching Contributions made on behalf of a Participant pursuant to paragraph 5.4 shall be invested and held solely in the Company Common Stock Fund.

                  (b) Compensation Conversion Contributions shall be invested in one or more of the Investment Funds, as may be directed in writing by the Participant; subject however to the following and to the provisions of paragraph 7.5:

                  (1) At the same time as a Participant makes a Deferred Cash Election pursuant to paragraph 4.1 hereof, the Participant may further elect that his Deferred Cash Contributions be allocated to one or more Investment Funds, other than the Participant Loan Fund, then or thereafter existing.

                  (2) Quarterly thereafter, a Participant may, in accordance with rules from time to time promulgated by the Committee, change any previous election of investment of Compensation Conversion Contributions in any such Investment Fund. Such change may be with respect to amounts previously invested in the Investment Funds, other than the Participant Loan Fund, and to be invested as a result of future contributions. Such changes shall be effective as of March 1, June 1, September 1, or December 1 of any Plan Year. In addition, a Participant who as of September 30, 1987 has amounts invested in the Company Common Stock Fund or has an election then in effect to invest future contributions in such Fund may change effective October 1, 1987 his election with respect to amounts invested in the Company Common Stock Fund as of September 30, 1987 and to be invested in such Fund as the result of future contributions, such change in election to be made prior to October 1, 1987 in accordance with rules promulgated by the Committee. Any change under this subparagraph shall be subject to the limitations, including percentage limitations, specified in subparagraph (1) above. Notwithstanding anything to the contrary contained in this subparagraph, no change shall be made which would be contrary to the provisions of any Investment Fund or which would subject the fund to penalties or other charges. An investment election, once in effect, shall continue until changed as provided above.

             (c) Rollover Contributions pursuant to paragraph 5.11 shall be invested as follows:

             (1) initially, the same investment selection as elected for the Compensation Conversion Contributions shall apply to the Rollover Contributions if the Eligible Employee is currently participating in this Plan. Quarterly, thereafter, the Participant may change the investment allocation under the same conditions and procedures as outlined in paragraph 7.2(b), or

             (2) in one or more of the Investment Funds, as may be directed in writing by the Participant under the same conditions and procedures as outlined in paragraph 7.2(b), if the Eligible Employee is not currently participating in this Plan. Investment elections shall be subject to the provisions of paragraph 7.5.

             7.3 Prohibition on Investments. Notwithstanding anything to the contrary contained herein, contributions shall not be invested in purchasing life insurance policies on the Participant's life, unless the purchase of such life insurance is incidental in accordance with the requirements of any applicable statute, rule, regulation or revenue ruling.

            7.4  Special Provisions Re: WPL Holdings. Inc. Common Stock.

             A. This Plan is intended to constitute an "eligible individual account plan" as defined in the Employee Retirement Income Security Act of 1974, as amended from time to time ("ERISA"); and all provisions hereof, shall be so construed to that effect. Prior to April 1, 1988, funds comprising the Company Common Stock Fund were invested only in common stock of Wisconsin Power and Light Company. Pursuant to an Agreement and Plan of Merger and Reorganization effective April 1, 1988 and Articles of Merger effective April 1, 1988, WPL Holdings, Inc. became the parent holding company of Wisconsin Power and Light Company and the outstanding shares of Wisconsin Power and Light Company common stock, including those held in the Company Common Stock Fund, were changed and converted on a share-for-share basis into shares of common stock of WPL Holdings, Inc. Accordingly, on and after April 1, 1988, the Company Common Stock Fund shall only be invested in WPL Holdings, Inc. common stock, which stock constitutes "qualifying employer securities" as defined in ERISA. Such qualifying employer securities shall be acquired, held and disposed of in accordance with the terms and provisions of this Plan; subject, however, to such limitations, if any, as may be provided for in ERISA. Any dividends received on WPL Holdings, Inc. Common Stock in this fund shall be periodically reinvested by the Trustee in Common Stock of WPL Holdings, Inc.

             B. Each Participant, who has contributions invested in the Company Common Stock Fund pursuant to paragraph 7.2 hereof, shall have the right to direct the Trustee as to the exercise of all voting rights with respect to the Participant's proportional interest in WPL Holdings, Inc. common stock held in such Fund. If the Trustee has not received directions as to the voting of any such WPL Holdings, Inc. stock by the fifth day before the meeting of shareholders at which such vote is to be taken, then the Trustee shall vote such non-voted shares in the same proportion as the voted shares received. There shall be delivered to such Participant all reports, financial statements, proxies and proxy soliciting material which are delivered to holders of WPL Holdings, Inc. common stock in connection with each meeting of stockholders.

             C. Purchases of WPL Holdings, Inc. Stock may be made by the Trustee on the open market or directly from WPL Holdings, Inc. For each Investment Date, for shares purchased directly from WPL Holdings, Inc., the price of all shares purchased under the Plan will be the weighted average purchase price determined as follows: The price of original issue shares purchased from the Company will be the average of the high and low prices, carried to three decimal places, of the Company's Common Stock reported as New York Stock Exchange - Composite Transactions on the date of purchase by the Trustee, "the Investment Date" (or, if no trading in the Company's Common Stock occurs on such Exchange on the Investment Date, on the next preceding day on which the Common Stock is so traded).

   7.5  Loans.

             (a) Upon the application of a Participant, the Committee, in accordance with a uniform and nondiscriminatory policy, may direct the Trustee to make a loan to such Participant in order to alleviate a hardship of the Participant. Loans shall be made upon such terms as the Committee shall specify consistent with the provisions of this paragraph
   7.5. The determination of the existence of a hardship shall be made by the Committee using the criteria for a hardship as set forth in paragraph
   10.3 with the exception of 10.3 (a)(3). Solely for the purposes of this section a loan may be made for the payment of tuition for the next year of post-secondary education for the participant, his spouse, children or dependents. Any loan approved by the Committee will be disbursed on such date as the Committee shall direct provided the Participant is then an Employee. No loans may be made by the Trustee prior to June 1, 1988. An application for a loan must be submitted in writing to the Committee and shall describe the hardship. The Committee may request the Participant to provide satisfactory evidence to support his application. A loan application fee, determined by the Committee from time to time on a uniform and nondiscriminatory basis without regard to the amount of the loan requested, shall be charged and shall be nonrefundable.

             (b) The amount of any loan shall be charged against the Investment Fund, other than the Participant Loan Fund, in which the Participant's Deferred Cash Contribution Account and/or Rollover Contribution Account is invested pro rata in accordance with the balance of such Account(s) in each of such Investment Funds as of the second preceding Valuation Date prior to the date the loan is made, except that the Committee may adjust such allocation in such manner as it deems appropriate if the balance of the Participant's Account(s) in any Investment Fund is insufficient to reflect the charge at the time the loan is made. The loan application fee ($50.00) shall be charged against the Participant's Deferred Cash Contribution Account and/or Rollover Contribution Account and shall be subtracted from the Investment Fund, other than the Participant Loan fund, in which such Account(s) has the largest balance as of the second preceding Valuation Date prior to the date the loan is made.

             (c) No loan to any participant, when added to the outstanding balance of all other loans from the Plan made to the Participant, shall exceed the smallest of

             (1) $50,000, reduced by the excess, if any, of the highest outstanding balance of all loans from all qualified plans of the Company and Affiliated Companies, to the Participant during the one-year period ending on the day before the date on which the loan is made over the outstanding balance of loans from such plans to the Participant on the date the loan is made,

             (2) 50% of the balance in the Participant's Account, as of the most recent Valuation Date for which a valuation is available, as adjusted for any distributions, withdrawals, contributions or loan payments made after such Valuation Date. The Committee, in its discretion and upon consideration of developments known to it, may further limit the amount of any loan it may approve.
             The Committee shall not approve a loan of less than $500 and no more than one loan shall be made to a Participant in any calendar year. No loan may be made from a Participant's Company Matching Contribution Account or Involuntary Contribution Account.

             (d) The rate of interest on a loan made in any given Plan Year, and for the duration of such loan, shall be the prevailing rate charged by commercial lenders + 2% for loans made under similar banking circumstances, as of the first day of the calendar month in which the loan is approved.

             (e) Any loan to a Participant shall be repaid by the Participant in such manner as the Committee shall determine, subject to the limitations of this subparagraph 7.5(e). The Committee shall require that the loan and interest thereon be repaid bimonthly by payroll deduction over a period which shall not exceed:

             (1) 10 years where the proceeds of the loan are to be applied to acquire a dwelling unit which within a reasonable time (determined at the time the loan is made) is to be used as the principal residence of the Participant, or

             (2) five years for all other loans. Each installment shall be paid by payroll deductions by the Company from the compensation of the Participant. The Company shall deposit with the Trustee the sums so deducted or paid. Any loan under the Plan may be prepaid without penalty. Partial prepayments shall not be permitted. Amounts received by the Trust Fund as a repayment of a loan to a Participant or as payment of interest on a loan to a Participant shall be added to the Participant's Deferred Cash Contribution Account and/or Rollover Contribution Account on a pro rata basis against which amounts were withdrawn and allocated to the Investment Funds in accordance with the Participant's election under paragraph 7.2 with respect to the investment of future Deferred Cash Contributions and/or Rollover Contribution Account in effect at the time. Principal amounts received by the Trust Fund as a repayment of a loan to a Participant shall be subtracted from the Participant Loan Fund.

             (f) Each loan to a Participant shall be evidenced by a Note, payable to the order of the Trustee, for the amount of the loan including interest thereon. Each loan shall be secured by a pledge of the borrower's Account, which pledge shall give the Trustee a security interest in all of the Participant's then existing and thereafter acquired rights in his Account. By accepting the loan, the Participant automatically assigns, as security for the loan, such rights in his Account.

             (g) If a loan installment is not fully paid within thirty days following the bi-weekly due date, the committee shall give written notice to the Participant (or former Participant). If such loan installment payment is not made within sixty days thereafter, the Committee may direct the trustee to apply an amount equal to or less than 50% of the vested balance in the Participant's Account, to the extent permitted by law and applicable Internal Revenue Service regulations, by the amount of unpaid loan balance including interest then due. This amount would be treated as having been received by the Participant as a distribution under the plan. The Participant's interest in his/her Account shall be reduced in the following order:

   i)   Deferred Cash Contribution and Involuntary Contributions,

   ii)  Rollover Contributions,

   iii) Matching Contributions.

             (h) Loans shall be available to all Participants on an equivalent basis.

             (i) The terms of all Participant loans are subject to the review and approval of the Committee and are subject to appeal by the Participant in accordance with paragraph 11.3.

                                  ARTICLE VIII

                            NONFORFEITURE OF BENEFITS

             Notwithstanding anything to the contrary contained in this Plan, a Participant's right to receive distributions from his Account(s) shall at all times be nonforfeitable.

                                   ARTICLE IX

                                  DISTRIBUTIONS

             9.1 Distributions as a Result of Termination prior to Retirement.

             (a) If the balance in the Accounts of a Participant determined as of the Valuation Date immediately following his Termination Date is less than $3,500.00, the Participant shall receive a distribution equal to such value in a lump sum. Such distribution shall be made within forty-five (45) days following such Valuation Date.

             (b) If the balance in the Accounts of a Participant determined as of the Valuation Date immediately following his Termination Date is $3,500.00 or more, the Participant may make a written election, within 30 days of such Valuation Date, to request distribution of his Accounts in accordance with Subparagraph 9.1(a).

             If a written election is not made, the Participant's Accounts shall remain invested in the Plan. The Participant shall retain the right to change investment allocation among the various Investment Funds in accordance with subparagraph 7.2(b) and 7.2(c). Distribution of a terminated Participant's Accounts shall be made in a lump sum within forty-five (45) days after the Valuation Date following receipt of written notification from the Participant requesting distribution or, if earlier, the first Valuation Date following the Participant's 65th birthday.

             (c)  Any lump sum payment required to be made pursuant to
             Section 9.1(a) or (b) hereof, shall be made in cash, except that a Participant shall be entitled to elect to receive any amount in his Account which is invested in the Company Stock Fund, in whole shares of WPL Holdings, Inc. Common Stock. In order to exercise such election, the Participant shall so notify the Plan Administrator in writing at least fifteen (15) days prior to the time the distribution is required to be made under
             Section 9.1(a) or (b), as the case may be.

             9.2 Distributions as a Result of Retirement or Disability. A Participant shall receive a distribution equal to the value of his entire Account (in the manner provided for in paragraph 9.3 hereof), as of any Valuation Date selected by such participant following his retirement or Disability date. Such distribution shall be made within forty-five (45) days following such Valuation Date. In no event, however, shall distribution of a retired or disabled Participant's Account commence later than the first Valuation Date following the January 1 after attainment of age 70-1/2 by the Participant. A participant shall commence distribution of his Account as of the Valuation Date immediately following the January 1 after attainment of age 70-1/2 whether or not he retires. The preceding sentence shall not apply in the case of active Participants not separated from service, who attained age 70-1/2 prior to January 1, 1988 and who at the time were not five (5) percent owners.

             9.3 Form of Distribution. Each Account shall be distributed to a Participant in a lump sum amount or, in the event the Participant has no unpaid loans outstanding under the Plan, in annual installments not to exceed 10 years. At least forty-five (45) days prior to a distribution under paragraphs 9.1 or 9.2 hereof, the Participant shall notify the Administrator of his election as to the lump sum or annual payment method. A failure to so affirmatively notify the Administrator by that date is deemed to be an election to receive a lump sum payment. Where a Participant has elected an annual method of payment, any funds from time to time remaining in his Account shall be valued and adjusted as provided for in Article VI hereof.

             9.4 Special Provision for Lump Sum Distribution. Notwithstanding anything to the contrary contained in paragraphs 9.1 or
   9.2 hereof, in the event a Participant has elected to receive a distribution in a lump sum amount, such distribution shall be made within sixty (60) days following the end of the Plan Year in which the election has been made, unless the Committee should otherwise determine to make the distribution as provided for in paragraphs 9.1 or 9.2 above. Such distribution shall be made in cash, except that a Participant shall be entitled to elect to receive any amount in his Account which is invested in the Company Common Stock Fund, in whole shares of WPL Holdings, Inc. Common Stock. In order to exercise such election, the Participant shall so notify the Plan Administrator in writing at the same time the Participant gives the Administrator the notice required under paragraph 9.3 hereof.

             9.5 Direct Transfer of Eligible Rollover Distributions. Effective January 1, 1993, notwithstanding any provision of the Plan to the contrary that would otherwise limit a Participant's election under this Section, a Participant may elect, at the time and in the manner prescribed by the Administrator, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the Participant in a direct rollover. An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the Participant, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Participant or the joint lives (or joint life expectancies) of the Participant and the Participant's designated beneficiary, or for a specified period of 10 years or more; any distribution to the extent such distribution is required under section 401(a)(9) of the Code; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities). An eligible retirement plan is an individual retirement account described in Section 408(a) of the code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the Participant's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity. A Participant includes an employee or former employee. In addition, the employee's or former employee's surviving spouse and the employee's or former employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are Participants with regard to the interest of the spouse or former spouse. A direct rollover is a payment by the Plan to the eligible retirement plan specified by the Participant.

             9.6 Payments to Beneficiary. In the event of death of a Participant (who had not made an election under paragraph 9.3) prior to distribution in full of his Accounts, any amounts remaining in his Accounts shall be paid to such Participant's Beneficiary in a lump sum. The value of such Accounts shall be determined as of the first Valuation Date following the Participant's date of death. Such distribution shall be made within forty-five (45) days following such Valuation Date.

             9.7 Provision Regarding Unpaid Loans. Notwithstanding the foregoing provisions of this Article IX, if a distribution under this
   Article IX of a Participant's Account is to be made in a lump sum prior to repayment of any outstanding loan to the Participant under the Plan, then the unpaid portion of all loans made to the Participant under the Plan, including accrued interest thereon, shall be deducted from the amount of his Account balance to be distributed to the Participant in cash or stock as provided in this Article IX.

                                    ARTICLE X

                          WITHDRAWALS DURING EMPLOYMENT

             10.1 Withdrawals. As of any Valuation Date, a Participant may make withdrawals from his Account(s) in accordance with this Article.

             10.2 Mandatory Withdrawals. A Participant shall be paid such amounts as may be allocated to his Involuntary Contribution Account because of the limitations of paragraph 6.6 or 6.7 (exclusive of plan earnings or subject to required withholdings), as provided for in paragraph 5.3 hereof.

             10.3  Special Withdrawals.

             (a) To alleviate a hardship, the Committee, upon application by a Participant, may authorize a distribution equal to all or a part of the value of such Participant's Deferred Cash Contribution Account (determined as of the Valuation Date immediately preceding the Trustee's receipt of the Committee's authorization of distribution) less all unpaid loans, including interest accrued thereon, as of the date of withdrawal made to a Participant from such Account. For purposes of this paragraph 10.3, the term "hardship" shall mean:

             (1) Medical expenses described in Code Section 213(d) incurred by the Participant, the Participant's Spouse or any dependents of the Participant;

             (2) Purchase (excluding mortgage payments) of a principal residence for the Participant;

             (3) Payment of tuition for 12 months of post-secondary education and related educational fees for the Participant, his Spouse, children or dependents;

             (4) The need to prevent the eviction of the Participant from his principal residence or foreclosure on the mortgage of the Participant's principal residence; and

             (5) Any other circumstance that the Internal Revenue Service announces as qualifying as a "hardship" under Code Section 401(k).

             (b) Before a special withdrawal is granted in accordance with this paragraph 10.3, the Participant shall be required to take the maximum loan available to him under paragraph 7.5. If these amounts are insufficient to meet the hardship, the Participant shall then be permitted to make a hardship withdrawal of an amount sufficient to alleviate the hardship.

             (c) The amount necessary to fund the special withdrawal shall be debited on a pro rata basis from the value of the Participant's Deferred Cash Contribution Account to the extent such debit does not exceed the Deferred Cash Contributions and earnings on such contributions accumulated prior to October 1, 1988, and rollover contribution account.

             (d)  A request for a special withdrawal under this paragraph
             10.3 shall be made on forms prescribed by the Committee. The Committee shall establish a uniform and nondiscriminatory policy for reviewing withdrawal applications and any determination made by the Committee shall be final (but subject to appear under paragraph 11.3).

             (e) The provisions of this subparagraph (e) shall apply to a Participant who receives a special withdrawal that consists in whole or in part of Deferred Cash Contributions or earnings on those Contributions and rollover contributions. Notwithstanding paragraphs 4.1 and 4.2, such a Participant shall not be permitted to have Deferred Cash Contributions made on his behalf to this Plan or any other plan qualified under Code Section 401(k) maintained by the Company or an Affiliated Company until after the second December 31 following his receipt of such special withdrawal.

             (f) No more than one such special withdrawal may be made in any Plan Year.

             10.4 Minimum Withdrawals. Withdrawals permitted pursuant to paragraph 10.3, may not be made in amounts of less than two hundred dollars ($200), unless the maximum amount which may be withdrawn is less than two hundred dollars ($200), in which case the entire amount may be withdrawn.

             10.5 Payments of Withdrawals. All withdrawals under paragraph 10.3 hereof shall be paid in a single lump sum as soon as practicable after application for a withdrawal is received and acted upon by the Committee. Payments of withdrawals to a Participant shall reduce the applicable Accounts in each Investment Fund, other than the Participant Loan Fund, proportionately. When a withdrawal has reduced the Account to a zero balance, any earnings or losses allocated to the Account for the period between the preceding Valuation Date and the date of withdrawal shall be credited to or charged against the Participant.


                                   ARTICLE XI

                                 ADMINISTRATION

             11.1 Plan Administered by Committee. The Plan shall be administered by the Pension and Employee Benefits Committee consisting of such number of persons (not less than three or more than five) who shall be appointed by and serve at the pleasure of the Board of Directors. No member of the Committee who is an Employee shall receive compensation for his services as a member of the Committee. The Pension and Employee Benefits Committee shall have the duties specified hereunder, including, but not by way of limitation, the following:

             (a)to select investment managers;

             (b)to construe and interpret the Plan, decide all questions of eligibility and determine the amount, manner and time of payment of any benefits and loans under the Plan;

             (c)to prescribe procedures to be followed for the proper and efficient administration of the Plan;

             (d)to prepare and distribute information explaining the Plan to Participants;

             (e)to receive from the Company and from Participants such information as shall be necessary for the proper administration of the Plan;

             (f)to furnish the Company, upon request, such annual reports with respect to the administration of the Plan as are reasonable and appropriate;

             (g)to receive from the Trustee or other institutions or individuals, and to review and keep on file, reports of the financial condition and of the receipts and disbursements for the Plan;

             (h)to employ individuals to assist in the administration of the Plan;

             (i)to keep such accounts and records as necessary or proper in the performance of its duties under the Plan;

             (j)to establish and implement procedures necessary for determining whether an order is a Qualified Domestic Relations Order and to administer such procedures and any distributions under such order in a nondiscriminatory and consistent manner;

             (k)to establish and implement procedures necessary to determine whether or not a request for withdrawal or loan meets the hardship requirements specified in paragraph 10.3; provided, however, that in no instance is the Committee required to audit the actual use of such funds once the Committee has determined that the request met the conditions specified herein;

             (1)to direct the establishment of three or more Investment
             Funds;

             (m)to establish investment policies and objectives for each such Investment Fund; and

             (n)to appoint an Administrator as its agent.

   The Committee shall have no power to add to, subtract from or modify any of the terms of the Plan, or to change or add to any benefits provided by the Plan, or to waive or fail to apply any requirements of eligibility under the Plan except as hereinafter provided. The Committee may enact nonsubstantive amendments to the Plan which are required exclusively for the purpose of either correcting administrative inefficiencies or of conforming the Plan with governmental laws, regulations, or requirements.

             The Committee may act at a meeting, or by writing without a meeting, by the vote or written assent of a majority of its members. The Committee and any other person(s) to whom the Committee may delegate any duty or power in connection with the administration of the Plan, shall be entitled to rely conclusively upon, and shall be fully protected in any action taken in good faith in reliance upon any information, opinions or reports which shall be furnished to them by any accountant, counsel or other specialist, to the extent provided by law.

             11.2 Indemnity for Liability. The Company shall indemnify the members of the Committee, and each fiduciary who is an Employee of the Company, against any and all claims, losses, damages, expenses, including counsel fees, incurred by said fiduciaries, and any liability including any amounts paid in settlement with such fiduciary's approval, arising from the fiduciary's action or failure to act; except when the same is judicially determined to be attributable to the gross negligence or willful misconduct of such fiduciary.

             11.3 Appeal from Denial of Claims. If any claim for benefits under the Plan is wholly or partially denied by the Committee, the claimant shall be given notice in writing of such denial, by registered or certified mail. Such notice shall be given as soon as reasonable after the denial; and the notice of denial shall set forth the specific reasons for such denial, specific reference to pertinent Plan provisions on which the denial is based, and a description of the Plan's claim review procedure. The claimant shall be advised that such claimant or a duly authorized representative of the claimant may request a review by the entire Committee, of the decision denying the claim. Such request for review must be in writing and filed with the Committee within 45 days after such notice of denial has been received by the claimant. Any such claimant may review pertinent documents and submit issues and comments in writing within the same 45 day period. If such a request is so filed, a review shall be made by the Committee within 60 days after receipt of such request. The claimant may be present at such review, offer additional evidence, cross-examine witnesses and present arguments to the Committee to support the claim. The claimant shall be given written notice of the final decision resulting from such review, which shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the final decision is based.

             11.4 Distribution to Five-Percent Owners. For any Plan Year after the 1984 Plan Year, if a distribution under the Plan is made to a five-percent owner (as defined in Section 14.8(c)) before such Participant attains age 59-1/2, the Participant shall be advised by the Administrator that an additional income tax may be imposed equal to 10% of the portion of the amount so received which is

             (a) includible in the gross income for such taxable year, and

             (b) attributable to years in which the Participant was a five-percent owner, unless such distribution is made on account of death or disability.


                                   ARTICLE XII

                            AMENDMENT AND TERMINATION

             12.1 Amendment. The Corporation shall have the sole and exclusive right to amend or modify the Plan at any time and for any reason, by the action of its Board of Directors. Notwithstanding anything to the contrary, the Committee shall at all times administer the Plan in such fashion that the Plan is maintained as a benefit plan meeting the requirements of the Employee Retirement Income Security Act of 1974 ("ERISA") and Sections 401(a), 401(k), and 404(a) of the Code as now in effect or hereafter amended, or any other applicable provisions of law.
   No amendment of the Plan shall cause any part of the Trust Fund or a Participant's Account(s) to be used for, or diverted to, purposes other than the exclusive benefit of the Participants or their beneficiaries. Except to the extent necessary to produce conformity to the laws and regulations described above, no amendment shall operate, either directly or indirectly, to deprive any Participant of his nonforfeitable interest in his Account(s) as it is constituted at the time of the amendment.

             12.2 Right to Terminate Plan. The Corporation contemplates that the plan shall be permanent. Nevertheless, in recognition of the fact that future conditions and circumstances cannot now be entirely foreseen, the Corporation reserves unto its Board of Directors the sole and exclusive right to terminate the Plan for any reason and at any time. Upon termination of the Plan, the Account(s) of each Participant shall be distributed to such Participant as a lump sum payment, unless applicable provisions of the Code or ERISA should otherwise require or permit an alternative method of payment.


                                  ARTICLE XIII

                                  MISCELLANEOUS

             13.1 Absence of Guarantee. Neither the Committee, the Plan Administrator, the Trustee, the Corporation, nor the Company in any way guarantees the Fund against loss or depreciation. The Company does not guarantee any payment to any person. The liability of the Company, the Trustee, the Corporation, the Plan Administrator, and the Committee to make any payment under this Plan will be limited to the assets in the Fund which are available for that purpose.

             13.2 Employment Rights. The Plan shall not constitute a contract of employment with any Eligible Employee or Participant; and participation in the Plan will not give any Participant the right to be retained in the employ of the Company, nor any right or claim to any distribution under the Plan, unless such claim has specifically accrued under the terms of the Plan.

             13.3 Participant's Interest Not Transferable. Except as may be required by application of the tax withholding provisions of the Code or of a State's income tax laws or except as provided in paragraph 7.5 (f), the interests of Participants and their Beneficiaries under this Plan and Trust Agreement are not subject to the claims of creditors and may not be voluntarily or involuntarily sold, transferred, alienated or assigned. Notwithstanding the preceding sentence, the Plan shall pay benefits to the person or persons named in a qualified domestic relations order, in accordance with procedures established by the Committee, in the amount and to the extent provided in such order. Payment of benefits pursuant to a Qualified Domestic Relations Order shall not be considered a violation of the prohibition against assignment and alienation contained in this paragraph.

             13.4 Facility of Payment. When a person entitled to distributions under the Plan is under legal disability, or, in the Committee's opinion, is in any way incapacitated so as to be unable to manage his financial affairs, the Committee may direct the Trustee to pay such distributions to such person's legal representative; or the Committee may direct the application of such distributions for the benefit of such persons. Any payment made in accordance with the preceding sentence shall be a full and complete discharge of any liability for such payment under the Plan.

             13.5 Gender and Number. Where the context permits, words in the masculine gender shall include the feminine and neuter genders, the single shall include the plural, and the plural shall include the singular.

             13.6 Litigation by Participants. To the extent permitted by law, if a legal action begun against the Trustee, the Corporation, the Company, the Plan Administrator, or the Committee by or on behalf of any person, results in a decision adverse to that person; or if a legal action arises because of conflicting claims to a Participant's Account(s), the cost and expense incurred by the Trustee, the Corporation, the Company, the Plan Administrator, and the Committee of defending or participating in the action will be charged, to the extent permitted by law, to the sums, if any, which were involved in the action or were payable to the Participant or other person concerned.

             13.7 Controlling Law. Except to the extent superseded by laws of the United States, the laws of Wisconsin shall be controlling in all matters relating to the Plan.

             13.8 Merger or Consolidation of Plan and Trust Fund. Neither the Plan nor the Trust Fund may be merged or consolidated with, nor may its assets and liabilities be transferred to, any other plan or trust, unless each Participant would (if such plan then terminated) be entitled to a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit to which such Participant would have been entitled immediately before the merger, consolidation or transfer (if the Plan had then terminated).